UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report	October 6, 2005
Date of earliest event reported	October 6, 2005

THE NEIMAN MARCUS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-19659	95-4119509

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Marcus Square
1618 Main Street, Dallas, Texas	75201

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(214) 741-6911

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 8.01 Other Events.

The Neiman Marcus Group, Inc. (the "Company") issued a press release on October 6, 2005 announcing the completion of the acquisition of the Company by an investor group led by Texas Pacific Group and Warburg Pincus LLC. On May 1, 2005, affiliates of Texas Pacific Group and Warburg Pincus entered into a merger agreement with the Company to acquire the Company for a purchase price of approximately $5.1 billion in cash to shareholders plus assumed net indebtedness. Under the terms of the merger agreement, the Company's shareholders are entitled to receive $100 per share in cash, without interest.

The Company also issued a press release on October 6, 2005 announcing that it has called for redemption all of its outstanding $125 million aggregate principal amount of 6.65% senior notes due 2008. The redemption date has been set for November 7, 2005. The redemption price will be calculated as described in the indenture governing the notes, based upon the yield to maturity of a reference Treasury security. In accordance with the indenture, the redemption price will be computed on the third business day prior to the redemption date. In addition, the Company will pay accrued and unpaid interest on the redeemed notes up to the redemption date.

Copies of the press releases are attached hereto as Exhibit 99.1 and 99.2, respectively.
Item 9.01	Financial Statements and Exhibits.

(c) Exhibits

99.1	Press Release dated October 6, 2005.
99.2	Press Release dated October 6, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE NEIMAN MARCUS GROUP, INC.
(Registrant)

Date: October 6, 2005	By:	/s/ Nelson A. Bangs

Nelson A. Bangs
Senior Vice President and General Counsel

THE NEIMAN MARCUS GROUP, INC.

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated October 6, 2005.
99.2	Press Release dated October 6, 2005.